Exhibit 10.1

AGREEMENT
This Agreement (this “Agreement”), dated as of July 25, 2017, is made by and among Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and the entities and natural persons set forth on the signature pages hereto (collectively, “Stockholder”).
RECITALS
WHEREAS, Stockholder and the Company have been having certain discussions relating to the business and affairs of the Company;
WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 1,978,427 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which represents approximately 1.1% of the Common Stock issued and outstanding on the date hereof;
WHEREAS, as of the date hereof, Stockholder and the Company have determined that it is in their mutual interests to enter into this Agreement to, among other things, set forth certain agreements concerning the composition of the board of directors of the Company (the “Board”) and as to certain other matters, as provided in this Agreement; and
WHEREAS, (i) as previously disclosed, Mark J. Parrell has delivered a notice of resignation to the Board, effective at the close of business on July 24, 2017, and (ii) the Board accepted such resignation, effective at such time, and desires to fill the resulting vacancy on the Board as provided herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.     Board Matters.
(a)    Board Appointment. Subject to Section 1(b), on July 25, 2017, the Company hereby agrees to cause the Board and all applicable committees of the Board to (i) appoint Marcus E. Bromley (the “New Independent Director”) as a Class III director to fill the vacancy resulting from the resignation of Mr. Parrell and to serve until the 2018 annual meeting of stockholders of the Company (the “2018 Annual Meeting”) and until the New Independent Director’s successor is duly elected and qualified. The Board, based on information provided by Stockholder and the New Independent Director, has determined that the New Independent Director would qualify as “independent” under the applicable independence rules of the (A) U.S. Securities and Exchange Commission (the “SEC”) and (B) New York Stock Exchange (“NYSE”) listing standards. The Company further agrees to cause the Board and all applicable committees thereof to review and consult with Stockholder regarding the composition of the Board prior to the 2018 Annual Meeting and to consider, if appropriate after such review and consultation with

Stockholder, changing such Board composition, including by appointing or nominating a new member of the Board who meets the requisite qualifications and skill set needs of the Board.
(b)    Resignation Event. Notwithstanding anything to the contrary provided in the foregoing Section 1(a), in the event that, prior to the deadline for submission of stockholder nominations for the 2017 annual meeting of stockholders of the Company (the “2017 Annual Meeting”) set forth in the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company receives notice of a stockholder nomination of candidate(s) for election as director(s) at the 2017 Annual Meeting (a “Third Party Nomination”) from a stockholder of the Company (the “Third Party Stockholder”), and following such Third Party Nomination, the Third Party Stockholder’s proposed director candidate(s) is either elected by stockholders at the 2017 Annual Meeting or is appointed to the Board pursuant to a settlement agreement between the Company and the Third Party Stockholder (the “Third Party Election”), the New Independent Director shall immediately resign from the Board and applicable committees thereof. In the event of a Third Party Election, Stockholder shall remain obligated to comply with all of its obligations set forth in this Agreement. For the avoidance of doubt, neither party hereto shall be deemed to have breached this Agreement solely as a result of such Third Party Election.
(c)    Committees. On July 25, 2017, the Board and all applicable committees thereof shall take all necessary actions to appoint the New Independent Director to each of the Audit Committee and the Investment Committee of the Board. Subject to the Company’s Corporate Governance Guidelines and NYSE rules and applicable laws, the Board and all applicable committees thereof shall take all actions necessary to ensure that during the Standstill Period (as hereinafter defined), any new committee of the Board that may be established includes the New Independent Director.
(d)    Replacement Rights. If the New Independent Director is unable to serve as a director for any reason, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as hereinafter defined) (other than a resignation in connection with a Third Party Election pursuant to Section 1(b) hereof), and at such time Stockholder beneficially owns at least one percent (1%) of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), then the Board and Stockholder shall work together in good faith to identify and select a replacement director candidate, which shall only be appointed to the Board after having been mutually agreed upon by both the Board and Stockholder. Any such mutually agreed upon replacement director candidate shall (i) qualify as “independent” pursuant to NYSE’s listing standards, (ii) have the relevant financial and business experience to fill the resulting vacancy and (iii) satisfy the publicly disclosed guidelines and policies with respect to service on the Board. Each of Stockholder and the Board shall determine, and inform the other party of its determination, whether any proposed replacement director candidate is acceptable and meets the foregoing criteria, within five (5) business days after such party has conducted interview(s) of such proposed replacement director candidate. Each of the Board and Stockholder shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 1(d) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within ten (10) business days after the receipt of the documentation required by Section 1(e)(iv). Upon acceptance of a replacement director candidate by both the Board and Stockholder, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than five (5) business days after both the Board and Stockholder have confirmed in writing that they have mutually agreed upon such candidate. Subject to NYSE rules applicable law, the Board and all applicable committees of the Board shall take all necessary actions to appoint any replacement director appointed to the Board in accordance with this Section 1(d) to any applicable committee of the Board of which the New Independent Director was a member immediately prior to such New Independent Director’s resignation or removal. Any replacement director appointed to the Board in accordance with this Section 1(d), will succeed to all of the rights and privileges of, and will be legally bound by the terms and conditions applicable to, the New Independent Director under this Agreement. Following the appointment of any director to replace the New Independent Director in accordance with this Section 1(d), any reference to the New Independent Director herein shall be deemed to include such replacement director. If at any time Stockholder’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold, the right of Stockholder pursuant to this Section 1(d) to participate in the recommendation of a replacement director to fill the vacancy caused by the resignation or removal of the New Independent Director shall automatically terminate.
(e)    Additional Agreements.
(i)    Stockholder covenants and agrees that Stockholder will (x) appear in person or by proxy at each annual or special meeting of stockholders held during the Standstill Period and (y) except in connection with any Opposition Matter or Other Voting Recommendation (as each is hereinafter defined), vote all shares of Common Stock beneficially owned by Stockholder, or deemed beneficially owned, (1) in favor of the election of the slate of directors nominated by the Board, (2) against the removal of any member of the Board and (3) in accordance with the Board’s recommendation with respect to any other proposal presented at such annual or special meeting of the Company’s stockholders; provided, however, in the event that Institutional Shareholder Services Inc. (“ISS”) issues a recommendation with respect to any matter (other than proposals relating to the election or removal of directors) that is different from the recommendation of the Board, Stockholder shall have the right to vote in accordance with such ISS recommendation (the “Other Voting Recommendation”). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all, or substantially all, of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase or otherwise); (C) any merger, consolidation, acquisition of control or other business combination that results in a Change of Control (as hereinafter defined) of the Company; (D) any tender or exchange offer; (E) any dissolution, liquidation or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding the adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); or (G) any other transactions that would result in a Change of Control of the Company.

(ii)    Stockholder agrees that it will not, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting or (D) publicly or privately encourage or support any other current or future stockholder of the Company to take any of the actions set forth in the preceding clauses (A) through (C).
(iii)    Stockholder agrees that it will cause its controlled Affiliates, Associates and Representatives (as each is hereinafter defined) to comply with the terms of this Agreement, as applicable, and shall be responsible for any breach of this Agreement by any such controlled Affiliate, Associate or Representative.
(iv)    Prior to the date hereof, the New Independent Director has delivered to the Company (A) an executed irrevocable resignation as a director pursuant to which the New Independent Director agrees to resign from the Board and all applicable committees thereof if the resignation provisions of Section 1(b) hereof are implicated; (B) a fully completed copy of the Company’s standard director and officer questionnaire; and (C) a written acknowledgement that the New Independent Director agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company.
(v)    The Company agrees that the New Independent Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the Company’s directors, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.
SECTION 2.         Standstill Provisions.
(a)    During the period beginning on the date hereof through the Standstill Termination Date (as hereinafter defined) (the “Standstill Period”), and subject to any rights granted to Stockholder in this Agreement, Stockholder shall not, and shall cause each of its Affiliates and Associates under its control or direction, in each case either directly or indirectly, not to in any manner, alone or in concert with others:
(i)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act (as hereinafter defined)) of proxies or consents (including, without limitation, by encouraging or participating in any “withhold” or similar campaign) in each case, with respect to securities of the Company;

(ii)form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the members of Stockholder, but does not include any other entities or persons that are not members of Stockholder as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Stockholder to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement; provided, further, that Stockholder shall be responsible for any breach of this Agreement by any such Affiliate as set forth in Section 1(e)(iii) hereof;
(iii)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Stockholder and otherwise in accordance with this Agreement;
(iv)seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors of the Company; provided, however, that nothing in this Agreement shall prevent Stockholder or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting so long as such actions do not create a public disclosure obligation for Stockholder or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Stockholder’s normal practices in similar circumstances;
(v)(A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Stockholder and the Company, (C) affirmatively solicit a third party (other than the Company) to make an offer or proposal (with or without conditions) or engage in discussions with any person in connection with any such offer or proposal, in each case, with respect to any merger, acquisition, recapitalization, restructuring, reorganization, disposition or other business combination involving, or relating to, the Company, its business, operations or structure, or publicly or privately encourage, initiate or support any third party in making or supporting such an offer or proposal or encouraging the Company to pursue any of the foregoing or (D) comment on any proposal regarding any merger, acquisition, recapitalization, restructuring, reorganization, disposition, or other business combination with respect to the Company prior to such proposal becoming public;
(vi)make any public disclosure, communication, announcement or statement that is inconsistent with the terms of this Agreement;
(vii)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1 hereof;

(viii)advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of the Company’s stockholders, except in accordance with Section 1 hereof;
(ix)commence, institute, solicit, encourage, support or join, as a party, any litigation, arbitration or other proceeding (including a derivative action) against or involving the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by Stockholder to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Stockholder and (C) the exercise of statutory appraisal, dissenters or similar rights under the Delaware General Corporation Law; provided, further, that the foregoing shall also not prevent Stockholder from responding to, or complying with, a validly issued legal process that Stockholder did not initiate, encourage, aid or abet;
(x)make a request for a list of the Company’s stockholders or for any books and records of the Company; or
(xi)make any request, or submit any proposal, to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party hereto.
(a)Except as expressly provided in Section 1 or Section 2(a) hereof, Stockholder shall be entitled to (i) vote the Common Stock that it beneficially owns as Stockholder determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(e)(i)); provided, however, that any such public statement must comply, and be consistent, with all other terms of this Agreement.
(b)Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the New Independent Director of the New Independent Director’s fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with each of such person’s and Stockholder’s obligations under this Agreement.
(c)As used in this Agreement:
(i)    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement;
(ii)    the terms “beneficial owner” and “beneficial ownership” shall mean ownership, directly or indirectly, of (A) any Common Stock and (B) any other security, including any cash settled option or other derivative security, that transfers some or all of the economic risks and/or benefits of ownership of the Common Stock (whether or not subject to the passage of time or other contingencies), including any such security that provides a person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Common Stock, in any case without regard to whether (1) such derivative conveys any voting rights in Common Stock to such person or any of such person’s Affiliates, (2) the derivative is required to be, or capable of being, settled through delivery of Common Stock or (3) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such beneficial ownership of Common Stock;
(iii)    the term “business day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close or are otherwise generally closed;
(iv)    the term “Change of Control” shall mean a transaction where (x) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then outstanding equity securities or (y) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then outstanding equity securities;
(v)    the term “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules or regulations promulgated thereunder;
(vi)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, fund, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(vii)    the term “Representatives” shall mean, with respect to Stockholder, Stockholder’s officers, directors, members, general partners and employees, and, shall mean with respect to the Company, the Company’s directors, officers and employees; and
(viii)    the term “Standstill Termination Date” shall mean the earlier of (x) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for the 2018 Annual Meeting pursuant to the Bylaws or (y) June 30, 2018.
SECTION 3.         Representations, Warranties and Covenants.
(a)    Stockholder represents, warrants and covenants as follows:
(i)    (A) As of the date hereof, Stockholder, together with all of the Stockholder’s Affiliates, collectively have beneficial ownership (as determined in accordance with Rule 13d-3 promulgated under the Exchange Act) of an aggregate of 1,978,427 shares of Common Stock; (B) except for such ownership, neither Stockholder nor any of its Affiliates has beneficial ownership of any Common Stock; (C) none of Stockholder, its Affiliates or its Associates has provided or agreed to provide, and none of Stockholder, its Affiliates or its Associates will provide, in each case directly or indirectly, any compensation in cash or otherwise to the New Independent Director for his service as an appointee or director of the Company or otherwise in connection with the transactions completed by this Agreement with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation, directly or indirectly; and (D) Stockholder, its Affiliates or its Associates do not, and will not, have any arrangement, agreement or understanding with the New Independent Director as to how such New Independent Director will vote as a director of the Company.
(ii)    Stockholder has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(iii)    This Agreement has been duly and validly authorized, executed and delivered by Stockholder, constitutes a valid and binding obligation and agreement of Stockholder and is enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.
(iv)    The execution and delivery by Stockholder of this Agreement and the performance of Stockholder’s obligations hereunder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Stockholder, any of its Affiliates or Associates, as the case may be, or (B) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Stockholder, any of its Affiliates or Associates, as the case may be, is a party or by which Stockholder, such Affiliate or Associate is bound.
(b)    Stockholder agrees to provide to the Company such information (to the extent legally permitted) and materials as is reasonably requested and required by the Company pursuant to the Company’s legal, regulatory, auditor or stock exchange requirements.
(c)    The Company hereby represents, warrants and covenants as follows:
(i)    The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
(ii)    This Agreement has been duly and validly authorized, executed and delivered by the Company, does not require the approval of the stockholders of the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.

(iii)    The execution and delivery by the Company of this Agreement and the performance of the Company’s obligations hereunder does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which the Company is bound.
SECTION 4.         Specific Performance. Each of Stockholder, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto could occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that such injury could not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Stockholder, on the one hand, and the Company, on the other hand, shall each be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to a party hereto seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party hereto further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.
SECTION 5.         Mutual Press Release and Other Public Disclosures.
(a)    (i) Promptly following the execution and delivery of this Agreement, the Company and Stockholder shall jointly issue a mutually agreed-upon press release substantially in the form attached hereto as Exhibit A (the “Press Release”) and (ii) the Company shall file this Agreement, together with a summary thereof and the Press Release, with the SEC on a Current Report on Form 8-K or in its Quarterly Report for the quarter ended June 30, 2017 on Form 10-Q. During the Standstill Period, neither the Company nor Stockholder will make any public statement or issue any press release (including in any filings with the SEC or any other regulatory or governmental agency, including any stock exchange) concerning or relating to this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange, without the prior written approval of the other party hereto.
(b)    The foregoing shall not prevent (i) the Company or Stockholder from taking any action necessary or required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Company and any of its subsidiaries or Stockholder and (ii) to the extent legally required, the Company or Stockholder from making any factual statement in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, applicable listing requirements or that is otherwise legally required; provided that the party from which such information is compelled shall provide, to the extent legally permissible, the other party with prior written notice of the making of such compelled disclosure promptly so that such other party may seek a protective order or other remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is denied, and such party or any of its Representatives, Affiliates or Associates are nonetheless legally compelled to disclose such information, such party or its Representatives, Affiliates or Associates, as the case may be, will furnish only that portion of such information that is legally required, on the advice of counsel, and will exercise best efforts to obtain assurances that confidential treatment will be accorded to such information.
SECTION 6.        Expenses. The Company shall reimburse Stockholder for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Stockholder’s involvement at the Company prior to the execution of this Agreement, including, but not limited to the negotiation and execution of this Agreement; provided that such reimbursement shall not exceed $200,000 in the aggregate.
SECTION 7.        Mutual Non-Disparagement. Subject to applicable law, each of the Company and Stockholder covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner (including, without limitation, in a television, radio, internet, newspaper or magazine interview), orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other party or such other party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or Representatives, any of their products or services.
SECTION 8.         No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
SECTION 9.         Successors and Assigns. All of the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the successors, heirs, executors, legal representatives and permitted assigns of each of the parties hereto. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto.
SECTION 10.     Entire Agreement; Amendments; Interpretation and Construction. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement. This Agreement may be amended only by a written instrument duly executed by an authorized representative of each party hereto. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.
SECTION 11.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 12.     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or delivered via overnight mail by Federal Express or other overnight courier with an electronic copy delivered by email, addressed as follows:
If to the Company:
Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Attention: Chad C. White
Email: CWhite@Brookdale.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Joseph A. Coco
Richard J. Grossman
Email: Joseph.Coco@Skadden.com
Richard.Grossman@Skadden.com
If to Stockholder:
Land & Buildings Investment Management, LLC
1 Landmark Square 7th Floor
Stamford, Connecticut 06901
Attention: Jonathan Litt
Email: Jonathan.Litt@LandandBuildings.com
with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10018
Attention: Steve Wolosky
Meagan Reda
Email: SWolosky@OlshanLaw.com
MReda@OlshanLaw.com
in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this Section.
SECTION 13.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or permitted assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.
SECTION 14.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).
SECTION 15.     Severability. If any term, provision, covenant, restriction or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant, restriction or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, such term, provision, covenant, restriction or clause shall be stricken, and the remaining terms, provisions, covenants, restrictions or clauses hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the matters contemplated hereby are not affected in any manner materially adverse to any party hereto.
SECTION 16.     No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not enforceable by any other person.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by the duly authorized signatories of the parties hereto as of the date first written above.

Brookdale Senior Living Inc.

By:	/s/ T. Andrew Smith
Name:	T. Andrew Smith
Title:	President and Chief Executive Officer

[Signature Page to the Agreement]

Land & Buildings Investment Management, LLC

By:	/s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

Land & Buildings Capital Growth Fund LP
By: Land & Buildings Investment Management, LLC, its Investment Manager

By:	/s/ Jonathan Litt
Name:	Jonathan Litt
Title:	Managing Principal

By:	/s/ Jonathan Litt
Name:	Jonathan Litt

[Signature Page to the Agreement]

EXHIBIT A
[FORM OF PRESS RELEASE]

[Exhibit A]